As filed with the Securities and Exchange Commission on September 10, 1998

                                                      Registration No.  33-73130

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                    SPSS Inc.

             (Exact name of registrant as specified in its charter)


              Delaware                                          36-2815480
    (State or other jurisdiction of                          (I.R.S.  Employer
      incorporation or organization                         Identification No.)

                            444 North Michigan Avenue
                             Chicago, Illinois 60611
               (Address, of Principal Executive Offices)(Zip Code)

                         The Second Amended and Restated
                     1995 Equity Incentive Plan of SPSS Inc.
                              (Full Title of Plan)

                                 Edward Hamburg
                       Executive Vice President, Corporate
                     Operations and Chief Financial Officer
                                    SPSS Inc.
                       233 South Wacker Drive, 11th Floor
                             Chicago, Illinois 60606
                     (Name and address of agent for service)
                                 (312) 651-3000
          (Telephone number, including area code, of agent for service)

                                   Copies To:
                          Lawrence R. Samuels, Esq.
                                 Ross & Hardies
                            150 North Michigan Avenue
                             Chicago, Illinois 60601
                                 (312) 558-1000

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                      Proposed
       Title of              Amount to be             maximum             457 (h) Proposed          Amount of
     Securities to          Registered (1)         offering price            aggregate         Registration fee (2)
     be registered                                 per share (2)         offering price (2)

Common stock,                  1,119,750              $18.8125             $21,065,296.87           $6,214.26
$.01 par value
====================================================================================================================

(1) The securities to be registered include a maximum of 1,119,750 shares issuable upon the exercise of options or as restricted shares under the Second Amended and Restated 1995 Equity Incentive Plan of SPSS Inc. assuming full participation of all employees under such plan.

(2) Solely for purposes of calculating the registration fee, the offering price per share, the aggregate offering price and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Accordingly, the price per share of Common Stock has been calculated to equal the average of the high and low prices of for a share of Common Stock, as reported on the Nasdaq National Market on September 3, 1998.

PROSPECTUS

1,119,750 Shares
SPSS INC.

Common Stock
($.01 Par Value)

     This Prospectus relates to the offer and sale of up to 1,119,750 shares of the common stock, $.01 par value (the "Common Shares" or "Common Stock"), of SPSS Inc. (the "Company"). The Common Shares may be offered by particular stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Common Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer who acts in connection with the sale of Common Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Stockholders" elsewhere in this Prospectus. The Company will not receive any of the proceeds from the sale of the Common Shares by the Selling Stockholders.

     The Company's Common Stock is traded and quoted on the Nasdaq National Market under the symbol "SPSS." On September 9, 1998, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $19 per share.

     The Company will bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration of the shares of Common Stock being offered hereby.

See "Selling Stockholders" elsewhere in this Prospectus.

SEE "RISK FACTORS" ON BEGINNING PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September 10, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company, and the Registration Statement of which this Prospectus forms a part, the exhibits and schedules thereto and amendments thereof, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market, and therefore such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 3rd Floor, Washington, D.C. 20006.

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-8 and the exhibits thereto (collectively, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") in conjunction with this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by such reference. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, and the exhibits thereto.

     SPSS, Categories, SYSTAT, Jandel Scientific, SigmaPlot, SigmaStat, Neural Connection, Clear, Quancept, In2itive Technologies and In2Quest are registered trademarks of the Company. SPSS/PC + SPSS Real Stats. Real Easy, QI Analyst, BMDP, Jandel and Quantime are unregistered trademarks of the Company. allClear, AnswerTree, TextSmart, SmartViewer and NewView are the subject of pending applications for registration. This Prospectus also includes trade names and marks of companies other than SPSS Inc.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference the following documents previously filed with the Commission:

            (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

            (b) The Company's Quarterly Report on Form 10-Q filed April 15, 1998 for the fiscal quarter ended March 31, 1998.

            (c) The Company's Quarterly Report on Form 10-Q filed on August 14, 1998 for the fiscal quarter ended June 30, 1998;

            (d) The description of the Company's Common Stock, $.01 par value (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A filed with Commission on August 4, 1993, pursuant to Section 12 of the Exchange Act;

            (e) The description of the Company's Common Stock Purchase Rights, contained in the Company's Registration Statement on Form 8-A filed with the Commission on June 18, 1998; and

            (f) The Company's Proxy Statement, filed with the Commission on May 19, 1998, for its annual meeting of stockholders held on June 17, 1998, except for the report of the Compensation Committee contained therein.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into the Prospectus and Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to: Edward Hamburg, Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, at the Company's principal executive offices at 233 South Wacker Drive, 11th Floor, Chicago, Illinois 60606, telephone (312) 651-3000.

     UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "SPSS" AND THE "COMPANY" SHALL MEAN SPSS Inc. A DELAWARE CORPORATION, ITS ILLINOIS PREDECESSOR AND ITS SUBSIDIARIES, COLLECTIVELY; AND REFERENCES TO THE "COMMON STOCK" SHALL MEAN SPSS INC.'S COMMON STOCK, PAR VALUE $ .01 PER SHARE.

                                   THE COMPANY

GENERAL

     SPSS Inc. ("the Company") was incorporated in Illinois in 1975 under the name "SPSS, Inc." and was reincorporated in Delaware in May 1993 under the name "SPSS Inc." Unless the context otherwise requires, the terms "SPSS" and the "Company" refer to SPSS Inc., a Delaware corporation, its Illinois predecessor and its subsidiaries. SPSS is a multinational company that delivers reporting, analysis and modeling software products, and whose primary markets are marketing research, business analysis/data mining, scientific research and quality improvement analysis. The Company develops, markets and supports an integrated line of statistical software and other products that enable users to effectively bring marketplace and enterprise data to bear on decision-making. The Company's major products include SPSS for business and general applications, the Quantime and In2itive family of products for market research, NewView for analytical reporting, SigmaPlot and SYSTAT for scientific research, QI Analyst for quality improvement and statistical process control, and allCLEAR for process documentation and management. The primary users of the Company's software are managers and data analysts in corporate settings, government agencies and academic institutions. In addition to its widespread use in survey analysis, SPSS software also performs other types of market research, as well as quality improvement analyses, scientific and engineering applications and data reporting. The current generation of SPSS Desktop products features a windows-based point-and-click graphical user interface, sophisticated statistical procedures, data access and management capabilities, report writing and integrated graphics. The Company's products provide extensive analytical capabilities not found in spreadsheets, database management systems or graphics packages.

     In its 22 years as a corporation, SPSS has become a widely recognized name in statistical software. The Company plans to leverage its current position to take advantage of the increased demand for software applications that not only provide ready access to the data that organizations collect and store, but also enable users to systematically analyze, interpret and present such information for use in decision-making. Management believes the ease-of-use of the Company's current generation products, combined with the greater processing speed and storage capacity of the latest desktop computers, has substantially expanded the market for SPSS statistical software.

     In summer 1993, the Company completed an initial public offering (the "IPO") of common stock, $.01 par value (the "Common Stock"). The Common Stock is listed on the Nasdaq National Market under the symbol "SPSS". In early 1995, the Company and certain selling stockholders (the "Selling Stockholders") sold 1,865,203 shares of Common Stock in a public offering.

Safe Harbor

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, certain matters discussed in this Prospectus are forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act, as amended, that involve risks and uncertainties including, but not limited to, market conditions, competition and other risks indicated in this document, and the Company's other filings with the Securities and Exchange Commission that could cause actual results to vary materially from the future results indicated in such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. Other factors could also cause actual results to vary materially from the future results indicated in such forward-looking statements.

                                  RISK FACTORS

     Fluctuations in Quarterly Operating Results. The Company's quarterly operating results can be subject to fluctuation due to several factors, including the number and timing of product updates and new product introductions, delays in product development and introduction, purchasing schedules of its customers, changes in foreign currency exchange rates, product and market development expenditures, the timing of product shipments, changes in product mix, timing, costs and effects of acquisitions and general economic conditions. Because the Company's expense levels are to a large extent based on its forecasts of future revenues, operating results may be adversely affected if such revenues fall below expectations. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. The Company has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. The Company has experienced a seasonal pattern in its operating results with the fourth quarter typically having the highest operating income. For example, excluding acquisition and other non-recurring charges, the percentage of the Company's operating income realized in the fourth quarter was, 33% in 1995, 32% in 1996 and 35% in 1997. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter uncertain. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. Should the Company fail to achieve such fourth quarter revenue increases, net income for the fourth quarter and the full year could be materially affected. Generally, if revenues do not meet the Company's expectations in any given quarter, operating results will be adversely affected. There can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

     Dependence on a Single Product Category; Declining Sales of Certain Products. The Company derives the major part of its product revenues from licenses of statistical software. Accordingly, any decline in revenues from licenses of the Company's statistical software, or reduction in demand for statistical software generally, could have a material adverse effect on the Company.

     In recent years, SPSS, excluding the effects of the Quantime Limited and In2itive Technologies A/S acquisitions, has experienced a significant shift in the sources of its revenues. Historically, the Company derived a large portion of its revenues from licenses of its mainframe and minicomputer ("Large Systems") products. As a result of the general shift by computer users from Large Systems to desktop computers, the Company experienced a decline in revenues from Large Systems products in the last several years, although in 1996 sales of Large Systems products stabilized. Revenues from Large Systems licenses declined from approximately $15.6 million in 1991 to $10.3 million in 1997, while sales of desktop products increased from $14.7 million in 1991 to $81.3 million in 1997. Revenues from Large Systems licenses decreased from 1996 to 1997, by $400,000. Management is unable to predict whether the decline in Large Systems licenses will continue or at what rate such licenses will decline. Revenues from the Company's products for desktop computers ("Desktop products") now account for nearly three-quarters of the Company's revenues and this percentage may continue to increase.

     Risk Relating to Business Integration in Europe and Other Acquisitions. In recent years, SPSS has made a significant number of acquisitions, including the acquisition of businesses based outside of the United States. While SPSS has substantial international operations, it faces challenges and business integration issues with its September 1997 acquisition of Quantime and its November 1997 acquisition of In2itive. Although persons whom the Company believes are qualified and trained will continue to work with Quantime and In2itive, there can be no assurance that Quantime or In2itive will be able to retain these employees or hire suitable replacements in the event they should leave the employ of SPSS. If the Company loses key personnel from Quantime or In2itive or is unable to integrate Quantime's or In2itive's business into its own effectively, the Company may experience a material adverse impact on its financial condition. While SPSS believes that it has been successful in integrating the acquisitions it has made in the past, there can be no assurance that the recent acquisitions of Quantime or In2itive or future acquisitions will be successfully integrated into SPSS.

     Rapid Technological Change. The computer software industry is characterized by rapid technological advances, changes in customer requirements, frequent product enhancements and new product introductions. The Company's future success will depend upon its ability to enhance its existing products and introduce new products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, the Company believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by the Company to respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in loss of revenues. In the past, the Company has, on occasion, experienced delays in the introduction of new products and product enhancements, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Such delays have most often resulted from "bugs" encountered in working with new and/or beta-stage versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with the Company's software. From time to time, the Company has discovered bugs in its products which are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays or defects in its products in the future, which could have a material adverse effect on the Company. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance or that developments by others will not render the Company's products or technologies obsolete or noncompetitive.

     International Operations. The Company's revenues from operations outside of North America accounted for approximately 52%, 53% and 50% of the Company's net revenues in 1995, 1996 and 1997 respectively. The Company expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as the Company further "localizes" the SPSS product line by translating its products into additional languages and expands its operations through acquisitions of companies outside the United States. International revenues are subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burdens of complying with a wide variety of foreign laws and regulatory requirements. The Company also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. As the Company expands its international operations, the risks described above could increase and, in any event, could have a material adverse effect on the Company.

     Potential Volatility of Stock Price. There has been significant volatility in the market prices of securities of technology companies, including SPSS, and, in some instances, such volatility has been unrelated to the operating performance of such companies. Market fluctuations may adversely affect the price of the Common Stock. The Company also believes factors such as announcements of new products by the Company or its competitors, quarterly variations in financial results, recommendations and reports of analysts, acquisitions and factors beyond the Company's control could cause the market price of the Common Stock to fluctuate substantially.

     Reliance on Relationships with Third Parties. The Company licenses certain software from third parties. Some of this licensed software is embedded in the Company=s products, and some is offered as add-on products. If such licenses are discontinued, or become invalid or unenforceable, there can be no assurance that the Company will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on the Company.

     In April 1998, the Company entered into a new non-exclusive, worldwide agreement (the "Prentice Hall Agreement") with Prentice Hall, Inc. ("Prentice Hall") under which Prentice Hall publishes and distributes selected student version software packages and Company publications.

As a result, the Company is dependent on Prentice Hall for the development and support of the markets for student software and its publications. The failure of Prentice Hall to perform its obligations under the Prentice Hall Agreement adequately could have a material adverse effect on the Company. The Prentice Hall Agreement has an initial term which expires in 2003, with an option to renew for an additional five years under certain conditions.

     In January 1997, the Company entered into the Banta Global Turnkey Software Distribution Agreement (the "Banta Agreement"), under which Banta Global Turnkey ("Banta") manufactures, packages, and distributes the Company's software products to the Company's domestic and international customers and certain international subsidiaries. The Banta Agreement has a three-year term and automatically renews thereafter for successive periods of one year. Either party may terminate the Banta Agreement for cause by written notice if the other materially breaches its obligations. Such a termination notice for cause must specifically identify the breach (or breaches) upon which it is based and will be effective 180 days after the notice is received by the other party, unless the breach(es) is (are) corrected during the 180 days. Either party may also terminate the Banta Agreement on 180 days' notice for any other reason. If Banta terminates the Banta Agreement other than for cause, it is required to assist the Company in finding a new vendor. If Banta fails to perform adequately any of its obligations under the Banta Agreement, the Company's operating results could be materially adversely affected.

     Changes in Public Expenditures and Overall Economic Activity Levels. A significant portion of the Company's revenues comes from licenses of its products directly to foreign and domestic government entities. In addition, significant amounts of the Company's revenues come from licenses to academic institutions, Healthcare organizations and private businesses which contract with or are funded by government entities. Government appropriations processes are often slow, unpredictable and subject to factors outside the Company's control. In addition, proposals are currently being made in certain countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on the Company. In addition, declines in overall levels of economic activity could also have a material adverse impact on the Company.

     Competition. The market for the statistical software is both highly competitive and fragmented. The Company primarily competes with one general statistical software provider which is larger and has greater resources than the Company, as well as with numerous other companies offering statistical applications software, many of which offer products focused on specific statistical applications. The Company considers its primary worldwide competitor to be the larger and better-financed SAS Institute ("SAS"), although the Company believes that SAS's revenues are derived principally from products that are used for purposes other than statistics and operate on large systems platforms. StatSoft Inc., developers of the Statistica product ("Statistica"), Manugistics Group, Inc., distributors of the Statgraphics Plus product ("Statgraphics"), and Minitab, Inc. ("Minitab") are also competitors, although their annual revenues from statistical products are believed to be considerably less than the revenues of SPSS.

     In the future, SPSS may face competition from new entrants into the statistical software market. The Company could also experience competition from companies in other sectors of the broader market for data management, analysis and presentation software, such as providers of spreadsheets, database management systems, report writers and executive information systems. These companies have added, or in the future may add, statistical analysis capabilities to their products. Many of these companies have significant name recognition, as well as substantially greater capital resources, marketing experience and research and development capabilities than the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investment in research and development and sales and marketing, or that the Company will otherwise be able to make the technological advances necessary to maintain or enhance its competitive position. The Company's future success will also depend significantly upon its ability to continue to sell its Desktop products, to attract new customers looking for more sophisticated or powerful software and to introduce additional add-on products to existing customers. There can be no assurance that the Company will be able to compete successfully in the future.

     Dependence on Key Personnel. The Company is dependent on the efforts of certain executives and key employees, including its President and Chief Executive Officer, Jack Noonan. The Company's continued success will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to continue to attract or retain such highly qualified personnel. No life insurance policies are maintained on the Company's key personnel.

     Intellectual Property; Proprietary Rights. The statistical algorithms incorporated in the Company's software are not proprietary. The Company believes that the proprietary technology constituting a portion of the Company's software determines the speed and quality of displaying the results of computations, the connectivity of the Company's products with third party software and the ease of use of its products. The Company's success will depend, in part, on its ability to protect the proprietary aspects of its products. The Company attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright and trademark laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. The Company licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of Large System products and annual licenses of its Desktop products, the Company licenses its products to end-users by use of a "shrink-wrap" license that is not signed by licensees, as is customary in the industry. It is uncertain whether such license agreements are legally enforceable. The source code for all of the Company's products is protected as a trade secret and as unpublished copyrighted work. In addition, the Company has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, it may be possible for competitors or users to copy aspects of the Company's products or to obtain information which the Company regards as a trade secret. The Company has no patents, and judicial enforcement of copyright laws may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by the Company, it may be possible for unauthorized third parties to reverse engineer or copy the Company's products or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

     Although the Company's products have never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to use the intellectual property of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all. There can also be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

     Control by Existing Stockholders; Antitakeover Effects. As of August 10, 1998, the Company's executive officers and directors owned beneficially approximately 21.5% of the outstanding shares of Common Stock. The Norman H. Nie Revocable Trust Dated March 15, 1991 (the "Nie Trust") and affiliates of the Nie Trust are entitled to nominate a director for inclusion in the management slate for election to the Board if the Nie Trust owns no less than 12.5% of the outstanding shares of Common Stock. As of August 10, 1998, the Nie Trust and affiliates of the Nie Trust beneficially owned approximately 12.6% of the outstanding shares of Common Stock. The Company's Certificate of Incorporation and Bylaws contain a number of provisions, including provisions requiring an 80% super majority stockholder approval of certain actions and provisions for a classified Board of Directors, which would make the acquisition of the Company, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult or impossible.

     In June 1998, the Company adopted a Rights Agreement. The Board declared a distribution of one Right for each share of Common Stock then outstanding. Each share of Common Stock has an attached Right. The Rights are not exercisable or detachable from the Common Stock. The Rights will become exercisable and detachable only following the acquisition by a person or a group of 15 percent or more of the outstanding Common Stock or following the announcement of a tender or exchange offer for 15 percent or more of the outstanding Common Stock.

     The Rights will, if they become exercisable, permit the holders of the Rights to purchase one share of Common Stock of the Company, or to exchange the Rights for cash, property or other securities, if the Board permits. Where an acquiring company effects a merger or other control transaction with the Company, the Rights may also entitle the holder to acquire stock of the acquiring company at 50 percent of its value. If a person or group acquires 15 percent or more of the Common Stock (or announces a tender or exchange offer for 15 percent or more of the Common Stock), the acquiring person=s or group=s Rights become void. In certain circumstances, the Rights may be redeemed by the Company at an initial redemption price of $.01 per Right.

     Shares Eligible for Future Sale. The Company has filed a Registration Statement to permit transactions with respect to the shares of Common Stock issued in connection with the Quantime and In2itive transactions.

     In addition to the shares of Common Stock which are outstanding, as of August 10, 1998, there were vested options outstanding held by the executive officers and directors to purchase and beneficially own approximately an additional 798,373 shares of Common Stock, with an average exercise price of $12.94 per share, and unvested options to purchase approximately an additional 210,637 shares of Common Stock. The Company has also established a stock purchase plan available to employees of the Company, which permits employees to acquire shares of Common Stock at the end of each quarter at 85% of the market price of the Common Stock as of the day after the end of the quarter.

     No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock by the Company or by shareholders or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

     Year 2000. Many computer systems and applications currently use two digits to define the applicable year. As a result, date-sensitive systems may recognize the year 2000 as 1900 or not at all, which could cause miscalculations or system failures. The Company has not completed its assessment of its computerized systems to determine their ability to correctly identify the year 2000, but currently believes that costs of addressing this issue will not have a material adverse impact on the Company=s financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.

     Accumulated Deficit. The Company had an accumulated deficit of $4,797,000 as of June 30, 1998.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by each Selling Stockholder as of August 10, 1998 the number of shares of Common Stock that may be offered for the Selling Stockholder's account and based on the number of shares of Common Stock beneficially owned as of August 10, 1998 the percentage of the shares of Common Stock to be beneficially owned by such Selling Stockholder if they elect to sell all of their Shares of Common Stock that are available for sale.

                                                                                          Shares of Common
                                            Shares of                                       Stock To Be
                                           Common Stock          Maximum Number of       Beneficially Owned
                                        Beneficially Owned       Shares Available        Assuming Sale of All
               Name of                         As of                To Be Sold           Shares Available For
         Selling Stockholder              August 10, 1998         Pursuant Hereto         Sale Hereunder (1)
         -------------------              ---------------         ---------------         ------------------

                                                                                          Number      Percent
                                                                                          ------      -------
Jack Noonan (2)                                229,674                 50,000              179,674       1.9%

Edward Hamburg (3)                             131,357                 25,000              106,357       1.2%

Louise E.  Rehling (4)                         102,355                 25,000               77,355        *

Susan Phelan (5)                                95,907                 25,000               70,907        *

Mark Battaglia (6)                             105,340                 25,000               80,340        *

Ian Durell (7)                                  50,624                 25,000               25,624        *

Norman Nie (8)                               1,140,448                 10,000            1,130,448      12.4%

Merritt Lutz (9)                                28,204                 10,000               18,204        *

Bernard Goldstein (10)                          44,315                 10,000               34,315        *

Fredric Harman (11)                              8,919                 10,000                 --          *

Michael Blair (12)                               2,918                 10,000                 --          *


* The percentage of shares beneficially owned does not exceed 1% of the class.

(1)  Based upon the number of Shares of Common Stock outstanding on August
     10, 1998. Assumes all stock that may be offered pursuant to this Prospectus is sold, and no other shares beneficially owned by the Selling Stockholders are sold.

(2) Includes 221,508 shares subject to options exercisable within 60 days. Mr. Noonan is President, Chief Executive Officer and Director of the Company.

(3) Includes 121,357 shares subject to options exercisable within 60 days. Mr. Hamburg is Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary of the Company.

(4) Includes 98,290 shares subject to options exercisable within 60 days. Includes 200 shares held in the Stella S. Hechtman Trust (the ATrust@). Ms. Rehling is the Trustee and has the voting and investment power over the 200 shares held in the Trust. She disclaims beneficial ownership of these shares. Ms. Rehling is Executive Vice President, Product Development of the Company.

(5)  Includes 93,921 shares subject to options exercisable within 60 days.
     Ms. Phelan is Executive Vice President, Domestic Sales and Services of the Company. Previously, Ms. Phelan was Executive Vice President SPSS Products and Services.

(6) Includes 104,957 shares subject to options exercisable within 60 days. Mr. Battaglia is Executive Vice President, Corporate Marketing of the Company.

(7) Mr. Durrell is the beneficial owner of these shares which consist solely of 50,624 shares subject to options exercisable within 60 days held of record by Valletta Investments. Mr. Durrell is Executive Vice President, SPSS Market Research. Previously Mr. Durrell was Executive Vice President, International of the Company.

(8) Includes 78,815 shares subject to options exercisable within 60 days; 110,433 shares held of record by the Norman and Carol Nie Foundation, Inc. (the "Nie Foundation"); and 951,200 shares held by the Nie Trust. Professor Nie shares voting and investment power over the 110,433 shares held by the Nie Foundation with Carol Nie. Dr. Nie is Chairman of the Board of the Company.

(9)  Includes 8,871 shares subject to options exercisable within 60 days.
     Mr. Lutz is a Director of the Company. Mr. Lutz shares voting power over 6,000 of these shares with Mary C. Lutz.

(10) Includes 8,871 shares subject to options exercisable within 60 days. Mr. Goldstein is a Director of the Company.

(11) Includes 8,871 shares subject to options exercisable within 60 days. Mr. Harman is a Director of the Company.

(12) Includes 2,918 shares subject to options exercisable within 60 days. Mr. Blair is a Director of the Company.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the registration or sale of the shares of Common Stock offered hereby.

                        DIVIDEND POLICY AND RESTRICTIONS

     The Company has never declared any cash dividends or distributions on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain its future earnings to fund ongoing operations and future capital requirements of its business.

                              PLAN OF DISTRIBUTION

     The Common Stock may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer who acts in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commission received by them and profit on any resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. See "RISK FACTORS -- Shares Eligible for Future Sale" elsewhere in this Prospectus.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock is being passed upon for the Company by Ross & Hardies, Chicago, Illinois.

                                     EXPERTS

     The consolidated financial statements of SPSS Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been incorporated by reference herein from the Companys Annual Report on Form 10-K for the year ended December 31, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 1998 and 1997, and June 30, 1998 and 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a Areport@ or a Apart@ of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR TABLE OF CONTENTS SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS

                                                                           Page
Available Information....................................................... 4
Incorporation of Certain Documents by Reference............................. 4
The Company................................................................. 6
Risk Factors................................................................ 7
Selling Stockholders........................................................15
Use of Proceeds.............................................................16
Dividend Policy and Restrictions............................................17
Plan of Distribution........................................................17
Legal Matters...............................................................17
Experts.....................................................................17

1,119,750 Shares

SPSS INC.

COMMON STOCK
($.01 PAR VALUE)


Prospectus

Dated September 10, 1998

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     SPSS Inc. (the "Company") hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

         (b) The Company's Quarterly Report on Form 10-Q filed April 15, 1998 for the fiscal quarter ended March 31, 1998;

         (c) The Company's Quarterly Report on Form 10-Q filed on August 14, 1998 for the fiscal quarter June 30, 1998;

         (d) The description of the Company's Common Stock, $.01 par value (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A filed with Commission on August 4, 1993, pursuant to Section 12 of the Exchange Act;

         (e) The description of the Company's Common Stock Purchase Rights, contained in the Company's Registration Statement on Form 8-A filed with the Commission on June 18, 1998; and

         (f) The Company's Proxy Statement, filed with the Commission on May 19, 1998, for its annual meeting of stockholders held on June 17, 1998, except for the report of the Compensation Committee contained therein.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of the Registration Statement and prior to filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Officers and Directors

     Delaware General Corporation Law. The Company has statutory authority to indemnify its officers and directors. The applicable provisions of the General Corporation Law of the State of Delaware (the "GCL") state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.

Under the applicable provisions of the GCL, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

     (1) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

     (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) By the affirmative vote of a majority of the shares entitled to vote thereon.

The Company's Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or of any subsidiary of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which he has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company.

     The Company maintains a director and officer liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where the Company does not provide indemnification.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

                                                                  Incorporation
                                                                       by
Exhibit                                                            Reference
Number   Description of Document                                 (if applicable)

4.1      Loan Agreement                                                 *

5.1 Opinion of Ross & Hardies regarding legality of shares of Common Stock

15.1     Letter re: Unaudited Interim Financial Information

23.1     Consent of KPMG Peat Marwick LLP

23.2     Consent of Ross & Hardies

24.1     Power of Attorney                                             ***


* Previously filed with SPSS' Form 10-Q for the Quarterly Period Ended on June 30, 1998
***      Included in signature pages.

 (b)     The Company did not file any reports on Form 8-K during fiscal year

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)     To include any prospectus required by
                                   Section 10(a)(3) of the Securities Act of
                                   1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                          provided, however, that paragraphs (a)(1)(i) and
                          (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 10, 1998.

                                     SPSS INC.


                                     By: /s/ Jack Noonan
                                         -------------------------------------
                                         Jack Noonan
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Jack Noonan and Edward Hamburg, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in furtherance of the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 10, 1998.

Signature                      Title(s)


/s/ Norman H. Nie              Chairman of the Board
-----------------------
Norman H.  Nie


/s/ Jack Noonan                President, Chief Executive Officer
-----------------------        and Director
Jack Noonan


/s/ Edward Hamburg             Executive Vice President, Corporate Operations,
-----------------------        Chief Financial Officer and Secretary
Edward Hamburg


/s/ Robert Brinkmann           Controller and Assistant Secretary
-----------------------        (Chief Accounting Officer)
Robert Brinkmann

/s/ Bernard Goldstein                       Director
-------------------------
Bernard Goldstein


/s/ Fredric W. Harman                       Director
-------------------------
Fredric W. Harman


/s/ Merritt Lutz                            Director
-------------------------
Merritt Lutz


/s/ Michael Blair                           Director
-------------------------
Michael Blair

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                               EXHIBITS FILED WITH

                 THE POST EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933



                                    SPSS INC.

                                   SPSS INC.





                                                                    Location of
                                                                    Document in
                                                                    Sequential
                                                                     Numbering
Exhibit No.       Description                                         System

    5.1 Opinion of Ross & Hardies regarding legality of shares of Common Stock


   15.1           Letter re: Unaudited Interim Financial Information.

   23.1           Consent of KPMG Peat Marwick LLP

   23.2           Consent of Ross & Hardies (contained in opinion filed as
                  Exhibit 5.1)

   24.1           Power of Attorney (contained in signature pages)